Exhibit 99.1

Lakeland Industries, Inc. Reports Fiscal 2014 First Quarter Financial Results

RONKONKOMA, NY – June 13, 2013 — Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced financial results for its first quarter of fiscal year 2014 ended April 30, 2014.

The Company earlier announced that the Company accepted a commitment letter from a bank for a Senior Credit Facility subject to certain terms and conditions and is currently working towards closing this financing. However, no assurances can be given that this transaction or any transaction will be consummated.

Financial Results Highlights and Recent Company Developments:

•	The Company has earned operating income in the US of $291,000 in Q1 this year compared with an operating loss in the US of $1,465,000 in Q1 last year.

•	Sales of Lakeland worldwide, excluding Brazil, increased 6.3% year over year.

•	Gross margin for Lakeland worldwide, excluding Brazil, increased from 26.7% last year to 29.0% this year.

•	Operating expenses for Lakeland worldwide, excluding Brazil, decreased by $281,000 even as sales increased by $1,163,000. SGA as a percent of sales, excluding Brazil, decreased from 28.67% to 25.5%.

•	Adjusted EBITDA for Lakeland worldwide, excluding Brazil, increased from $144,000 last year to $1,430,000 this year.

•	Most of this improvement was generated in the United States.

•	The Company believes it has largely recovered from the loss of the DuPont license in July 2011.

•	Net sales of $21.7 million in Q1FY14 compared with $24.0 million in Q1FY13

•	Operating loss of $237,000 Q1FY14 vs. a profit of $25,000 in Q1FY13, but this year includes an accrual for $320,000 for plant relocation costs for its factory in Qingdao, China which is being sold.

•	Net loss of $844,000 (0.16 per share) this year vs. $10,121,000 loss ($1.94 per share) last year.

•	Operating and net losses in the more recent period primarily reflect the poor results generated from Brazilian operations.

Operating Earnings and Adjusted EBITDA - Lakeland Consolidated with and without Brazil (000’s)

	Quarter Ended April 30 2013			Quarter Ended April 30 2012
	Lakeland consolidated	Brazil	Lakeland worldwide excluding Brazil	Lakeland consolidated	Brazil	Lakeland worldwide excluding Brazil
Sales	$21,737	$1,783	$19,954	$23,981	$5,190	$18,791
Year over year growth	(9.4)%	(65.6)%	6.3%	—	—	—

Gross profit	6,080	298	5,782	7,311	2,290	5,021
Gross margin	28.0%	16.7%	29.0%	30.5%	44.1%	26.7%
Operating expenses	6,317	1,228	5,089	7,286	1,916	5,370
Operating expense as % of sales	29.1%	68.9%	25.5%	30.4%	36.9%	28.6%
Operating income (loss)	(237)	(930)	693	25	374	(349)
Less other expenses	(156)	(27)	(129)	(10,316)	(10,316)	—
Add other income	—	—	—	59	—	59
Add depreciation and amortization	434	112	322	375	72	303
EBITDA	41	(845)	886	(9,857)	(9,870)	13

Add equity compensation	75	—	75	131	—	131
Add Brazil arbitration judgment	—	—	—	10,000	10,000	-
Add additional Brazil severance	80	80	—	—	—	—
Professional fees in relating to financing	150	—	150	—	—	—
QingDao plant shutdown costs accrued	320	—	320	—	—	—
Brazil foreign exchange losses	27	27	—	316	316	—

ADJUSTED EBITDA	$693	$(738)	$1,431	$590	$446	$144

Net Sales. Net sales decreased $2.2 million, or 9.4%, to $21.7 million for the three months ended April 30, 2013, from $24.0 million for the three months ended April 30, 2012. The net decrease was due to a $4.3 million decrease in foreign sales, primarily in Brazil, partially offset by an increase of $2.1 million in domestic sales. Domestic sales in China and to the Asia Pacific Rim increased by $0.5 million, or 23.1%. Canada sales decreased by $0.2 million, or 10.4%. Argentina sales decreased by $0.4 million or 52.1%. Russia and Kazakhstan sales combined increased by $0.4 million, or 325.8%. US domestic sales of disposables increased by $1.0 million, chemical sales increased by $0.5 million and reflective sales increased by $0.5 million. Sales in Brazil decreased by $3.4 million, a decrease of 65.6%, as a result of several large bid orders shipped in the first quarter last year and a generally poor sales level in Brazil. There can be no assurance that sales in Brazil will improve. Sales for Lakeland worldwide, excluding Brazil, increased $1.2 million, or 6.3%, over the  first quarter of last year.

Gross Profit. Gross profit decreased $1.2 million, or 16.8%, to $6.1 million for the three months ended April 30, 2013, from $7.3 million for the three months ended April 30, 2012. Gross profit as a percentage of net sales decreased to 28.0% for the three months ended April 30, 2013, from 30.5% for the three months ended April 30, 2012. Major factors driving the changes in gross margins were:

•	Wovens gross margin increased by 25 percentage points in FY14 compared with FY13. This increase was mainly due to the FY13 inventory write-downs resulting from the closure of the Missouri plant, disruptions, inefficiencies and a shortage following the move
•	Disposables gross margin increased by 5.8% due to higher volume resulting from conversion of customers to Lakeland branded products with a higher gross margin, a price increase and adjustments in transfer pricing
•	Brazil gross margin was 16.7% for this year compared with 44.1% last year resulting from several large bid contracts at a high margin last year and heavy discounting in this year to promote sales
•	Argentina gross margin decreased by 25 percentage points mainly due to poor volume resulting from lack of working capital
•	Higher margins in chemical sales were reflected as a result of higher volume and a different sales mix
•	China gross margins decreased 6.6% primarily due to the shutdown accrual in our Qingdao facility

Operating Expenses. Operating expenses decreased $1.0 million, or 13.3%, to $6.3 million for the three months ended April 30, 2013, from $7.3 million for the three months ended April 30, 2012. As a percentage of sales, operating expenses decreased to 29.1% for the three months ended April 30, 2013, from 30.4% for the three months ended April 30, 2012. The $1.0 million decrease in operating expenses in the three months ended April 30, 2013, as compared to the three months ended April 30, 2012, was comprised of:

$(0.5)	million decrease in sales commission mainly resulting from two large bid contracts in Brazil last year which resulted in high commissions
$(0.1)	million decrease in officer salaries resulting from officers voluntary reduction cash compensation
$(0.1)	million reduction in currency fluctuation
$(0.1)	million reduction in research and development expense as Lakeland branding efforts were accelerated in FY13
$(0.1)	million decrease in payroll administration due to staff reductions
$(0.1)	million decrease to payroll tax as a result of staff reductions

Operating profit. Operating profit decreased $0.3 million for the three months ended April 30, 2013, from $0.02 million for the three months ended April 30, 2012. Operating margins were breakeven for the three months ended April 30, 2013, and the three months ended April 30, 2012.

Interest Expense. Interest expenses increased by $0.04 million for the three months ended April 30, 2013, as compared to the three months ended April 30, 2012, due to higher rates prevailing in Brazil, in the US and the UK.

Income Tax Expense. Income tax expenses consist of federal, state and foreign income taxes. Income tax expenses increased $0.5 million to $0.2 million for the three months ended April 30, 2013, from a benefit of $0.3 million for the three months ended April 30, 2012. Our effective tax rates were not meaningful due to the loss carryforwards.

Net Income (Loss). Net loss decreased by $9.3 million to a loss of $0.8 million for the three months ended April 30, 2013, from a loss of $10.1 million for the three months ended April 30, 2012. The decrease to the net loss primarily resulted from the $10,000,000 Arbitral Award in Brazil in FY13.

Management’s Comments

Mr. Ryan commented, “Only 12 months ago Brazil reported record sales and operating income of $325,000 for the quarter, but as you can see in our adjusted EBITDA table: the one and only major problem Lakeland has is Brazil, which we are working diligently on. We are in the midst of right sizing it to meet a huge drop off in sales. Making huge cuts is expensive given legal severance requirements and other concomitant expenses required in reductions of this proportion. Sale of assets or stock of Brazilian operations is also being investigated assiduously.

Thus, we see Brazil, and therefore company, stabilization by the end of the fiscal year, and will continue to seek to cut fat from the older low margin operations and add muscle to the newer higher margin ones.

In respect of the proposed refinancing of our primary loan, we are optimistic about a closing towards the end of the month and plan to file a Form 8-K with the SEC when such transaction is consummated, but as we all know no guarantees of success can be offered.

This turnaround is not going to happen overnight, but we expect it to happen, and we can see it happening everywhere right now, except Brazil, which we hope to have sorted out one way or the other by fiscal year end.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) today to discuss the Company’s first quarter 2014 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Gary Pokrassa, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 800-860-2442 (Domestic) or 412-858-4600 (International), Pass Code 10029993.

A conference call replay will be available by dialing 877-344-7529 (Domestic) or 412-317-0088 (International), Pass Code 10029993.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries

631-981-9700

Christopher Ryan, CJRyan@lakeland.com

Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Lakeland Industries, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	April 30, 2013	January 31, 2013
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$7,004	$6,737
Accounts receivable, net	14,127	13,783
Inventories	39,091	39,271
Assets of discontinued operations in India	745	813
Prepaid income tax	1,627	1,565
Other current assets	2,052	1,703
Total current assets	64,646	63,872
Property and equipment, net	13,968	14,090
Prepaid VAT and other taxes, noncurrent	2,458	2,461
Security deposits	1,121	1,546
Intangibles and other assets, net	518	478
Goodwill	871	871
Total assets	$83,582	$83,318
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,460	$6,704
Accrued compensation and benefits	1,240	976
Other accrued expenses	2,710	2,409
Liabilities of discontinued operations in India	—	25
Current maturity of long-term debt	99	100
Current maturity of arbitration settlement	1,000	1,000
Short-term borrowing	1,794	1,579
Term loans to TD Bank	5,285	5,550
Borrowings under revolving credit facility	9,559	9,559
Total current liabilities	29,147	27,902
Accrued arbitration award in Brazil (net of current maturities)	4,461	4,711
Other long-term debt	1,260	1,298
Other liabilities - accrued legal fees in Brazil	87	87
VAT taxes payable long term	3,328	3,329
Total liabilities	38,283	37,327
Stockholders’ equity:
Preferred stock, $.01 par; authorized 1,500,000 shares - (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, issued 5,698,580 and 5,688,600; outstanding 5,342,139 and 5,332,159 at April 30, 2013 and January 31, 2013, respectively	57	57
Treasury stock, at cost; 356,441 shares at April 30, 2013 and January 31, 2013, respectively	(3,352)	(3,352)
Additional paid-in capital	51,030	50,973
Retained earnings deficit	(1,317)	(472)
Accumulated other comprehensive loss	(1,119)	(1,215)
Total stockholders' equity	45,299	45,991
Total liabilities and stockholders' equity	$83,582	$83,318

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Three months ended April 30, 2013 and 2012

	THREE MONTHS ENDED
	April 30,
	2013	2012
Net sales	$21,737	$23,981
Cost of goods sold	15,657	16,670
Gross profit	6,080	7,311
Operating expenses	6,317	7,286
Operating profit	(237)	25
Foreign exchange charge (loss) Brazil	(27)	(316)
Arbitration judgment in Brazil	——	(10,000)
Other expense and other income, net	(128)	59
Interest expense	(273)	(236)
(Loss) before income taxes	(665)	(10,468)
Provision (benefit) for income taxes	179	(346)
Net (loss)	$(844)	$(10,122)
Net income (loss) per common share
Basic	$(0.16)	$(1.94)
Diluted	$(0.16)	$(1.94)
Weighted average common shares outstanding:
Basic	5,337,205	5,225,478
Diluted	5,337,205	5,225,478